SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 15

         Certification and Notice of Termination of Registration under
            Section 12(g) of the Securities Exchange Act of 1934 or
              Suspension of Duty to File Reports Under Section 13
               and 15(d) of the Securities Exchange Act of 1934.


                                                   Commission File Number 1-164


                              ASARCO Incorporated
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             (Exact name of Registrant as specified in its charter)


                                180 Maiden Lane
                    New York, New York 10038 (212) 510-2000
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         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                      Common Stock, no par value per share
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            (Title of each class of securities covered by this Form)

                               7% Notes due 2001
                             7-3/8% Notes due 2003
                           7-7/8% Debentures due 2013
                             8-1/2% Notes due 2025

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              (Titles of all other classes of securities for which
          a duty to file reports under Section 13(a) or 15(d) remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i) [X]      Rule 12h-3(b)(1)(ii) [ ]

     Rule 12g-4(a)(1)(ii) [ ]     Rule 12h-3(b)(2)(i) [ ]

     Rule 12g-4(a)(2)(i) [ ]      Rule 12h-3(b)(2)(ii) [ ]

     Rule 12g-4(a)(2)(ii) [ ]     Rule 15d-6 [ ]

     Rule 12h-3(b)(1)(i) [X]


     Approximate number of holders of record as of the certification or notice date: 0

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, ASARCO Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




DATE: November 18, 1999            By:      /s/ Danielle Tellechea Salido
                                            -----------------------------------
                                            Name: Danielle Tellechea Salido
                                            Title:   Vice President